VERA BRADLEY ANNOUNCES SECOND QUARTER FISCAL YEAR 2025 RESULTS

Consolidated net revenues totaled $110.8 million

Net income totaled $5.7 million, or $0.19 per diluted share; Non-GAAP net income totaled $3.9 million, or $0.13 per diluted share

Balance sheet remains strong, with cash and cash equivalents of $44.1 million, no debt, and year-over-year inventories down nearly 5%

Updates outlook for fiscal year ending February 1, 2025

FORT WAYNE, Ind., September 11, 2024 – Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the second quarter and six months ended August 3, 2024.

In this release, Vera Bradley, Inc. or “the Company” refers to the entire enterprise and includes both the Vera Bradley and Pura Vida brands. Vera Bradley on a stand-alone basis refers to the Vera Bradley brand.

Second Quarter Comments

Jackie Ardrey, Chief Executive Officer commented, “Late in the second quarter, under Project Restoration, we successfully launched the first phase of our renewed vision for Vera Bradley, including elevated brand marketing, product, store design and website in our Brand stores and on VeraBradley.com. Our results for the period were also influenced by stubbornly persistent macro consumer headwinds that masked key successes across several areas of our business turnaround, as we registered top-line trends similar to the first quarter.

Project Restoration in our Brand stores, VeraBradley.com, and Indirect channels delivered a diversified mix of bold, thoughtfully designed pieces comprising elevated fabrics and materials, and a highly successful marketing campaign. We were successful in starting to attract a new customer who values both fashion and function at full price, and we saw strength across the board in solids, trend-right colors and prints, and our new leather franchise. This validates that our assortment direction and marketing have made huge leaps in the right direction, and we expect to see continued improvements in the future.”

Ardrey continued, “Vera Bradley belongs to every woman who chooses to be bold and expressive in all the ways that matter to them. During our launch, we heard passionate feedback from both new and existing customers on select product style adjustments they wanted to see from us. We embraced that feedback and are making adjustments that we will begin offering in the Holiday season and will continue through Spring of 2025. Importantly, we remain committed to Project Restoration’s key areas of focus including: restoring Vera Bradley’s brand relevancy; strategically marketing our distinctive and unique position as a feminine, fashionable brand that connects with consumers on a deep, emotional level; and building a balanced multi-channel structure that allows customers to shop when, where, and how they want to shop with us.

At Pura Vida, we also saw similar trends to the first quarter including elevated media costs that affected our ecommerce revenue, as well as a decline in wholesale revenue based on macro trends and a cautious outlook from our wholesale partners. We continue to manage this brand to balance revenue and profitability, and expect to see improved media effectiveness in the fourth quarter. We are excited about the upcoming opening of our new store at Disney Springs in the third quarter, which will be a strong addition to Pura Vida’s store fleet contributing revenue and customer acquisition for the brand.”

“We enter the second half of the fiscal year in a strong financial position with no debt and $44 million in cash allowing us to remain nimble while navigating a clearly dynamic consumer environment. We are prudently planning the second half through a more conservative lens, as we expect the trends we’ve seen in both brands to continue. With our brand restoration efforts well under way, we remain agile and flexible for the upcoming Fall and Holiday season, continuing to drive strong business discipline, and pursuing our vision to inspire people to be bold in their pursuits and brilliant in their self-expression,” concluded Ardrey.

Summary of Financial Performance for the Second Quarter

Consolidated net revenues totaled $110.8 million compared to $128.2 million in the prior year second quarter ended July 29, 2023.

For the current year second quarter, Vera Bradley, Inc.'s consolidated net income totaled $5.7 million, or $0.19 per diluted share. These results included pre-tax charges comprised of $0.6 million for the amortization of definite-lived intangible assets, $0.4 million of severance charges, $0.3 million of Project Restoration initiatives, and $0.2 million of consulting and professional fees primarily associated with strategic initiatives. These results also include a total tax impact of $3.3 million associated with the pre-tax items listed above, as well as a change in the annual estimated tax rate associated with the projection of the Company's annual income in the current fiscal quarter, resulting in a $1.8 million net of tax impact. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated second quarter net income totaled $3.9 million, or $0.13 per diluted share.

For the prior year second quarter, Vera Bradley, Inc.’s consolidated net income totaled $9.3 million, or $0.30 per diluted share. These results included pre-tax charges comprised $0.7 million for the amortization of definite-lived intangible assets, $0.3 million of consulting and professional fees primarily associated with strategic initiatives, and $0.1 million of severance charges. These results also include a total tax impact of $0.2 million associated with the pre-tax items listed above, resulting in a $0.9 million net of tax impact. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated second quarter net income totaled $10.2 million, or $0.33 per diluted share.

Summary of Financial Performance for the Six Months

Consolidated net revenues totaled $191.4 million for the current year six months ended August 3, 2024, compared to $222.5 million in the prior year six month period ended July 29, 2023.

For the current year six months, Vera Bradley, Inc.’s consolidated net loss totaled ($2.4) million, or ($0.08) per diluted share. These results included pre-tax charges comprised of $1.3 million for the amortization of definite-lived intangible assets, $0.8 million of severance charges, $0.8 million of one-time vendor charges, $0.5 million of consulting and professional fees primarily associated with strategic initiatives, and $0.3 million of Project Restoration initiatives. These results also include a total tax impact of $3.9 million associated with the pre-tax items listed above, as well as a change in the annual estimated tax rate associated with the projection of the Company's annual income in the current fiscal quarter, resulting in $0.2 million net of tax impact. On a non-GAAP basis, Vera Bradley, Inc.’s current year consolidated net loss for the six months totaled ($2.6) million, or ($0.09) per diluted share.

For the prior year six months, Vera Bradley, Inc.’s consolidated net income totaled $4.6 million, or $0.15 per diluted share. These results included pre-tax charges comprised of $2.0 million of severance charges, $1.5 million for the amortization of definite-lived intangible assets, and $0.5 million of consulting and professional fees primarily associated with strategic initiatives. These results also include a total tax impact of $1.0 million associated with the pre-tax items listed above, resulting in $3.0 million net of tax impact. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated net income for the six months totaled $7.6 million, or $0.24 per diluted share.

Second Quarter Details

Current year second quarter Vera Bradley Direct segment revenues totaled $72.2 million, a 15.7% decrease from $85.7 million in the prior year second quarter. Comparable sales declined 11.2% in the second quarter, with weakness in all direct channels. The Company permanently closed 5 full-line stores and opened one outlet store over the last twelve months. Prior year second quarter Direct segment revenues included sales from the Vera Bradley Annual Outlet sale, which was held in the first quarter of the current fiscal year.

Vera Bradley Indirect segment revenues totaled $21.8 million, a 25.3% increase over $17.4 million in the prior year second quarter. The increase was primarily related to an increase in sales to key accounts as well as an increase in liquidation sales.

Pura Vida segment revenues totaled $16.8 million, a 33.0% decrease from $25.1 million in the prior year, attributed to a decrease in both ecommerce and wholesale sales, partially offset by new store growth. As anticipated, a focus on marketing efficiency and reduced marketing spend amidst a substantially higher cost environment decreased ecommerce performance. As a result, Pura Vida continues to focus on diversifying marketing allocation to other channels. Wholesale revenues were down, against a strong performance last year and as our partners were more discriminating in their purchases.

Second quarter consolidated gross profit totaled $56.4 million, or 50.9% of net revenues, compared to $72.0 million, or 56.2% of net revenues, in the prior year. The decrease in consolidated gross profit as a percentage of net revenues in the second quarter was attributable to an increase in liquidation sales in our Indirect segment coupled along with increased promotional activity in the current year quarter in the Direct segment.

Second quarter consolidated SG&A expense totaled $53.6 million, or 48.4% of net revenues, compared to $59.4 million, or 46.3% of net revenues, in the prior year. On a non-GAAP basis, consolidated SG&A expense totaled $52.2 million, or 47.1% of net revenues, compared to $58.3 million, or 45.5% of net revenues, in the prior year. The decrease in non-GAAP SG&A expense was due primarily to cost reduction initiatives along with reduced variable costs.

The Company’s second quarter consolidated operating income totaled $2.9 million, or 2.6% of net revenues, compared to $12.9 million, or 10.0% of net revenues, in the prior year second quarter. On a non-GAAP basis, the Company’s current year consolidated operating income totaled $4.3 million, or 3.9% of net revenues, compared to $14.0 million, or 10.9% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $13.4 million, or 18.6% of Direct net revenues, compared to $20.6 million, or 24.1% of Direct net revenues, in the prior year. On a non-GAAP basis, Direct operating income totaled $13.8 million, or 19.1% of Direct revenues.
•Vera Bradley Indirect operating income was $4.7 million, or 21.8% of Indirect net revenues, compared to $6.2 million, or 35.7% of Indirect net revenues, in the prior year. On a non-GAAP basis, Indirect operating income totaled $5.0 million, or 22.8% of Indirect net revenues.
•Pura Vida’s operating income was $0.1 million, or 0.5% of Pura Vida net revenues, compared to $4.0 million, or 15.9% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s operating income was $0.7 million, or 4.1% of Pura Vida net revenues, compared to $4.8 million, or 19.2% of Pura Vida net revenues, in the prior year.

Details for the Six Months

Vera Bradley Direct segment revenues for the current year six-month period totaled $128.6 million, a 11.0% decrease from $144.6 million in the prior year. Comparable sales declined 10.5% for the six months.

Vera Bradley Indirect segment revenues for the six months totaled $33.3 million, a 1.7% increase from $32.7 million last year.

Pura Vida segment revenues totaled $29.5 million, a 34.8% decrease from $45.2 million in the prior year, attributed to a decrease in both ecommerce and wholesale sales, partially offset by new store growth.

Consolidated gross profit for the six months totaled $98.3 million, or 51.3% of net revenues, compared to $123.8 million, or 55.6% of net revenues, in the prior year. On a non-GAAP basis, gross profit totaled $99.1 million, or 51.8% of net revenues. The decrease in consolidated gross profit as a percentage of net revenues for the six months was driven by Indirect liquidation sales, an increase in promotional activity, and one-time vendor charges.

For the six months, consolidated SG&A expense totaled $107.4 million, or 56.1% of net revenues, compared to $117.9 million, or 53.0% of net revenues, in the prior year. On a non-GAAP basis, current year consolidated SG&A expense totaled $104.6 million, or 54.7% of net revenues, compared to $113.9 million, or 51.2% of net revenues, in the prior year. The decrease in non-GAAP SG&A expense was due primarily to cost reduction initiatives and a reduction in variable expenses.

For the six months, the Company’s consolidated operating loss totaled ($8.6) million, or (4.5%) of net revenues, compared to operating income of $6.5 million, 2.9% of net revenues, in the prior year six-month period. On a non-GAAP basis, the Company’s current year consolidated operating loss was ($4.9) million, or (2.6%) of net revenues, compared to an operating income of $10.5 million, or 4.7% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $17.4 million, or 13.5% million of Direct net revenues, compared to $28.0 million, or 19.3% of Direct net revenues, in the prior year. On a non-GAAP basis, current year Direct operating income was $18.6 million, or 14.5% of Direct net revenues, compared to $28.3 million, or 19.6% of Direct net revenues, in the prior year.
•Vera Bradley Indirect operating income was $8.6 million, or 25.7% of Indirect net revenues, compared to $10.9 million, or 33.3% of Indirect net revenues, in the prior year. On a non-GAAP basis, Indirect operating income totaled $8.8 million, or 26.4% of Indirect net revenues.

•Pura Vida’s operating loss was ($1.1) million, or (3.8%) of Pura Vida net revenues, compared to an operating income of $5.6 million, or 12.3% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida operating income was $0.4 million, or 1.5% of Pura Vida revenues, compared to $7.1 million, or 15.7% of Pura Vida net revenues, in the prior year.

Balance Sheet

Cash and cash equivalents as of August 3, 2024 totaled $44.1 million compared to $48.5 million at the end of last year’s second quarter. The Company had no borrowings on its $75 million asset-based lending (“ABL”) facility at quarter end.

Total quarter-end inventory was $133.0 million, compared to $139.3 million at the end of the second quarter last year.

Net capital spending for the six months ended August 3, 2024 totaled $3.6 million compared to $1.7 million in the prior year.

During the second quarter, the Company repurchased approximately $9.5 million of its common stock (1,362,248 shares at an average price of $7.01), bringing the total repurchased for the six months to approximately $15.9 million (2,321,434 shares at an average price of $6.85). The Company has approximately $9.6 million remaining under its $50.0 million repurchase authorization that expires in December 2024.

Forward Outlook

Excluding net revenues, all guidance-related numbers are non-GAAP. The prior year income statement numbers used in the forward-looking discussion below are also non-GAAP as they exclude the previously disclosed charges for intangible asset impairment charges, amortization of definite-lived intangible assets, severance charges, and professional and consulting fees primarily associated with strategic initiatives. Current year guidance also excludes any similar charges as well as one-time vendor charges. Fiscal 2024 represented a 53-week year while Fiscal 2025 represents a 52-week year.

For Fiscal 2025, the Company’s expectations are as follows:
•Consolidated net revenues of approximately $410 million. Net revenues totaled $470.8 million in Fiscal 2024, including the estimated impact of a 53rd week of $6.0 million. Revenues for the back half of the year are expected to be down in the low-teen range with sequential improvement in Q4 over Q3 driven by six new outlet store openings along with the anniversary of Pura Vida’s digital marketing cost increase in Q3 last year.

•Consolidated gross profit percentage of approximately 53% compared to 54.5% in Fiscal 2024. The fiscal 2025 gross profit rate change is due to product margin improvements and lower supply chain costs, offset by increased shipping costs, increased promotional cadence in our direct segments, and increased liquidation sales.

•Consolidated SG&A expense of approximately $215 million compared to $234.7 million in Fiscal 2024. Year-over-year SG&A expense reductions are anticipated to come from decreased variable costs along with continued structural cost reductions.

•Consolidated operating income of approximately $3 million compared to $22.6 million in Fiscal 2024.

•Consolidated diluted EPS of approximately $0.10 based on diluted weighted-average shares outstanding of 29.8 million and an effective tax rate of approximately 34%. Diluted EPS totaled $0.55 last year, including the estimated impact of a 53rd week of $0.01.

•Net capital spending of approximately $13 million compared to $3.8 million in the prior year, reflecting investments associated with new and remodeled stores as well as technology and logistics enhancements.

•End of year cash balance of approximately $50 million.

Disclosure Regarding Non-GAAP Measures

Non-GAAP Numbers

The current year non-GAAP second quarter and six-month income statement numbers referenced below exclude the previously outlined intangible asset amortization, severance charges, one-time vendor charges, consulting and professional fees, Project Restoration initiative charges, the income tax effect related to these items, as well as a tax effect related to a change in the Company’s effective tax rate from a revision in the projection of the Company’s annual income in the current fiscal quarter. The prior year non-GAAP second quarter and six-month income statement numbers referenced below exclude the previously outlined severance charges, intangible asset amortization, consulting and professional fees, and the income tax effect related to these items.

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including cash flow (usage); gross profit; selling, general, and administrative expenses; operating income (loss); net income (loss); and diluted net income (loss) per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Consistent with SEC regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the "unreasonable efforts" exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments the Company may make to its GAAP financial measures in calculating non-GAAP financial measures.

Call Information

A conference call to discuss results for the second quarter is scheduled for today, Wednesday, September 11, 2024, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (877) 407-0779, and enter the access code 13742955. A replay will be available shortly after the conclusion of the call and remain available through September 25, 2024. To access the recording, listeners should dial (844) 512-2921, and enter the access code 13742955.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as casual, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

Pura Vida, based in La Jolla, California, is a digitally native, highly-engaging lifestyle brand with a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley Full-Line and Outlet stores in the United States; Vera Bradley’s websites, www.verabradley.com, outlet.verabradley.com, and international.verabradley.com; and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,450 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com and www.puravidabracelets.eu; through the distribution of its products to wholesale retailers and department stores; and through its Pura Vida retail stores.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics or other macro factors. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 3, 2024. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Tom Filandro, Partner
ICR, Inc
VeraBradleyIR@icrinc.com

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 3, 2024	February 3, 2024	July 29, 2023
Assets
Current assets:
Cash and cash equivalents	$44,147	$77,303	$48,522
Accounts receivable, net	25,126	17,112	23,944
Inventories	133,047	118,278	139,301
Income taxes receivable	6,433	461	2,180
Prepaid expenses and other current assets	14,702	12,803	14,625
Total current assets	223,455	225,957	228,572
Operating right-of-use assets	63,319	66,488	69,932
Property, plant, and equipment, net	55,984	54,256	56,127
Intangible assets, net	6,237	7,573	14,460
Deferred income taxes	20,279	20,355	20,014
Other assets	9,940	6,157	2,395
Total assets	$379,214	$380,786	$391,500
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$37,949	$14,155	$21,605
Accrued employment costs	6,615	12,944	12,965
Short-term operating lease liabilities	17,661	18,452	19,587
Other accrued liabilities	15,935	12,070	13,496
Income taxes payable	170	640	528
Total current liabilities	78,330	58,261	68,181
Long-term operating lease liabilities	58,306	62,552	66,718
Other long-term liabilities	44	44	82
Total liabilities	136,680	120,857	134,981
Shareholders’ equity:
Additional paid-in-capital	113,503	112,590	111,663
Retained earnings	280,052	282,467	279,204
Accumulated other comprehensive loss	(72)	(72)	(69)
Treasury stock	(150,949)	(135,056)	(134,279)
Total shareholders’ equity	242,534	259,929	256,519
Total liabilities and shareholders’ equity	$379,214	$380,786	$391,500

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Net revenues	$110,822	$128,172	$191,425	$222,534
Cost of sales	54,461	56,156	93,154	98,769
Gross profit	56,361	72,016	98,271	123,765
Selling, general, and administrative expenses	53,627	59,405	107,408	117,911
Other income, net	138	260	580	631
Operating income (loss)	2,872	12,871	(8,557)	6,485
Interest income (expense), net	343	(12)	946	(44)
Income (loss) before income taxes	3,215	12,859	(7,611)	6,441
Income tax (benefit) expense	(2,491)	3,605	(5,196)	1,866
Net income (loss)	$5,706	$9,254	$(2,415)	$4,575

Basic weighted-average shares outstanding	29,290	30,901	29,972	30,847
Diluted weighted-average shares outstanding	29,817	31,139	29,972	31,208

Basic net income (loss) per share	$0.19	$0.30	$(0.08)	$0.15
Diluted net income (loss) per share	$0.19	$0.30	$(0.08)	$0.15

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twenty-Six Weeks Ended
	August 3, 2024	July 29, 2023
Cash flows from operating activities
Net (loss) income	$(2,415)	$4,575
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation of property, plant, and equipment	3,845	4,070
Amortization of operating right-of-use assets	9,334	10,501
Amortization of intangible assets	1,336	1,458
Provision for doubtful accounts	31	17
Stock-based compensation	1,376	1,601
Deferred income taxes	76	2,102
Other non-cash loss, net	15	40
Changes in assets and liabilities:
Accounts receivable	(8,045)	(1,856)
Inventories	(14,769)	2,974
Prepaid expenses and other assets	(5,682)	1,107
Accounts payable	22,691	1,403
Income taxes	(6,442)	(899)
Operating lease liabilities, net	(11,202)	(10,552)
Accrued and other liabilities	(3,300)	(566)
Net cash (used in) provided by operating activities	(13,151)	15,975
Cash flows from investing activities
Purchases of property, plant, and equipment	(3,649)	(1,727)
Cash paid for business acquisition	—	(10,000)
Net cash used in investing activities	(3,649)	(11,727)
Cash flows from financing activities
Tax withholdings for equity compensation	(463)	(942)
Repurchase of common stock	(15,893)	(1,415)
Net cash used in financing activities	(16,356)	(2,357)
Effect of exchange rate changes on cash and cash equivalents	—	36
Net (decrease) increase in cash and cash equivalents	$(33,156)	$1,927
Cash and cash equivalents, beginning of period	77,303	46,595
Cash and cash equivalents, end of period	$44,147	$48,522

Vera Bradley, Inc.
Second Quarter Fiscal 2025
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended August 3, 2024
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net income	$5,706
Amortization of definite-lived intangible assets(1)	607
Severance(2)	353
Project Restoration(1)	330
Consulting and professional fees(1)	178
Income tax adjustments(3)	(3,282)
Net income - Non-GAAP	3,892
Diluted net income per share - Non-GAAP	$0.13
(1) Recorded in selling, general, and administrative expenses
(2) $295 recorded in selling, general, and administrative expenses and $58 recorded in cost of goods sold
(3) Related to the tax impact of the items mentioned above, along with the effect of the change in the Company's effective tax rate from a revision in the projection of the Company's annual income in the current fiscal quarter

	Thirteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated Corporate Expenses	Total
Operating income	$13,433	4,743	$89	$(15,393)	$2,872
Amortization of definite-lived intangible assets	—	—	607	—	607
Severance	—	209	—	144	353
Project Restoration	330	—	—	—	330
Consulting and professional fees	—	—	—	178	178
Operating income - Non-GAAP	$13,763	$4,952	$696	$(15,071)	$4,340

Vera Bradley, Inc.
Second Quarter Fiscal 2024
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended July 29, 2023
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net income	$9,254
Amortization of definite-lived intangible assets(1)	729
Consulting and professional fees(1)	293
Severance(1)	79
Income tax adjustments(2)	(157)
Net income - Non-GAAP	10,198
Diluted net income per share - Non-GAAP	$0.33
(1) Recorded in selling, general, and administrative expenses
(2) Related to the tax impact of the charges mentioned above

	Thirteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated Corporate Expenses	Total
Operating income	$20,621	6,204	$4,000	$(17,954)	$12,871
Amortization of definite-lived intangible assets	—	—	729	—	729
Consulting and professional fees	—	—	—	293	293
Severance	—	—	79	—	79
Operating income- Non-GAAP	$20,621	$6,204	$4,808	$(17,661)	$13,972

Vera Bradley, Inc.
Second Quarter Fiscal 2025
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended August 3, 2024
(in thousands, except per share amounts)
(unaudited)

Twenty-Six Weeks Ended
Net loss	$(2,415)
Amortization of definite-lived intangible assets(1)	1,336
Severance(2)	789
One-time vendor charges(3)	747
Consulting and professional fees(1)	438
Project Restoration(1)	330
Income tax adjustments(4)	(3,874)
Net loss - Non-GAAP	(2,649)
Diluted net loss per share - Non-GAAP	$(0.09)
(1) Recorded in selling, general, and administrative expenses
(2) $678 recorded in selling, general, and administrative expenses and $111 recorded in cost of goods sold
(3) Recorded in cost of goods sold
(4) Related to the tax impact of the items mentioned above, along with the effect of the change in the Company's effective tax rate from a revision in the projection of the Company's annual income in the current fiscal quarter

	Twenty-Six Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated Corporate Expenses	Total
Operating income (loss)	$17,426	8,569	$(1,112)	$(33,440)	$(8,557)
Amortization of definite-lived intangible assets	—	—	1,336	—	1,336
Severance	135	217	—	437	789
One-time vendor charges	747	—	—	—	747
Consulting and professional fees	—	—	222	216	438
Project Restoration	330	—	—	—	330
Operating income (loss) - Non-GAAP	$18,638	$8,786	$446	$(32,787)	$(4,917)

Vera Bradley, Inc.
Second Quarter Fiscal 2024
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended July 29, 2023
(in thousands, except per share amounts)
(unaudited)

Twenty-Six Weeks Ended
Net income	$4,575
Severance(1)	2,068
Amortization of definite-lived intangible assets(1)	1,458
Consulting and professional fees(1)	475
Income tax adjustments(2)	(1,013)
Net income - Non-GAAP	7,563
Diluted net income per share - Non-GAAP	$0.24
(1) Recorded in selling, general, and administrative expenses
(2) Related to the tax impact of the charges mentioned above

	Twenty-Six Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Pura Vida	Unallocated Corporate Expenses	Total
Operating income	$27,961	10,910	$5,562	$(37,948)	$6,485
Severance	342	—	79	1,647	2,068
Amortization of definite-lived intangible assets	—	—	1,458	—	1,458
Consulting and professional fees	—	—	—	475	475
Operating income - Non-GAAP	$28,303	$10,910	$7,099	$(35,826)	$10,486